As filed with the U.S. Securities and Exchange Commission on June 28, 2023

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAVIGATOR HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	Not Applicable
(State or other jurisdiction) of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o NGT Services (UK) Ltd, 10 Bressenden Place, London, SW1E 5DH, United Kingdom, +44 20 7340 4850

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address, and telephone number of agent for service)

Copies to:

Adorys Velazquez

Baker Botts L.L.P.

30 Rockefeller Plaza, 44th Floor

New York, New York 10112

Tel (212) 408-2500

Fax (212) 408-2501

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2023

PROSPECTUS

Navigator Holdings Ltd.

Up to 42,558,858 Shares of Common Stock

Offered by the Selling Shareholders

This prospectus relates to the resale from time to time in one or more offerings by the selling shareholders named herein of up to an aggregate of 42,558,858 shares of our common stock. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sale of common stock by the selling shareholders. For more information about the selling shareholders, please read “Selling Shareholders.”

The selling shareholders may offer and sell or otherwise dispose of the common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will pay any fees, discounts and commissions, stock transfer taxes and fees and expenses incurred by them in connection with registering or disposing of the common stock. We will bear all other fees and expenses incurred in effecting the registration of the common stock covered by this prospectus or in the filing of any amendments or supplements to the registration statement or this prospectus, all other expenses incident to the registration of the common stock and the fees and expenses of counsel to the selling shareholders (limited to one law firm for each selling shareholder). See “Plan of Distribution” for more information about how the selling shareholders may sell or dispose of their common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. To the extent required, the number of shares of common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Our common stock is traded on the New York Stock Exchange (the “NYSE”), under the symbol “NVGS.” We will provide information in the related prospectus supplement for the trading market, if any, for any securities that may be offered.

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors” on page 7 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2023.

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone else to give you different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”), incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling shareholders may over time, in one or more offerings, offer and sell up to an aggregate of 42,558,858 shares of our common stock as described in this prospectus.

This prospectus provides you with a general description of Navigator Holdings Ltd. and the securities that are registered hereunder that may be offered by the selling shareholders. We may also add, update or change information in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with the SEC. Because the selling shareholders may be deemed to be “underwriters” under the Securities Act of 1933, as amended (or the Securities Act), each time a selling shareholder sells any common stock offered by this prospectus, such selling shareholder is required to provide you with this prospectus and any related prospectus supplement in the manner required by the Securities Act. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

Unless the context otherwise requires all references in this prospectus to “Navigator Holdings,” “our,” “we,” “us” and the “Company” refer to Navigator Holdings Ltd., a Marshall Islands corporation. All references in this prospectus to our wholly owned subsidiary “Navigator Gas L.L.C.” refer to Navigator Gas L.L.C., a Marshall Islands limited liability company. As used in this prospectus, unless the context indicates or otherwise requires, references to “our fleet” or “our vessels” include the 56 vessels we owned and operated as of March 31, 2023 and the vessel acquired on April 13, 2023 through our joint venture (the “Navigator Greater Bay Joint Venture”) with Greater Bay Gas Co. Ltd (“Greater Bay Gas”).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us, which you can access over the Internet at www.sec.gov. You may also obtain information about us on our website at www.navigatorgas.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC. Our common stock is traded on the NYSE under the symbol “NVGS.”

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website, also provided above, will make our annual reports on Form 20-F and our periodic reports filed with the SEC available, free of charge, through our website as soon as reasonably practicable after those reports are electronically filed with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed on April 4, 2023 (“our 2022 Annual Report”)[1];

[1]

In connection with the preparation of the Company’s consolidated financial statements for the three months ended March 31, 2023, an error was identified in relation to the classification of cash received from the non-controlling interest in the Navigator Greater Bay Joint Venture in our statement of cash flows presented in our consolidated financial statements for the year ended December 31, 2022. This receipt of $5.9 million was incorrectly reported in the consolidated statement of cashflows within “Cash flows from investing activities” instead of “Cash flows from financing activities.” The correction of this matter will result in a decrease in cash flows from investing activities of $5.9 million and an increase in cash flows from financing activities of $5.9 million. This revision has no impact on the consolidated balance sheet or statements of operations, comprehensive income/(loss) and stockholders’ equity. The Company has evaluated these amounts and has concluded that while they are immaterial to the consolidated financial statements for the year ended December 31, 2022, they should be corrected by revising the previously reported financial information when such amounts are presented for comparative purposes for the year ended December 31, 2023.

•	our report on Form 6-K for the quarter ended March 31, 2023 filed on May 22, 2023 (the second report filed on that date);

•	our reports on Form 6-K filed on May 11, 2023, May 24, 2023 and our two reports on Form 6-K on June 20, 2023;

•	all subsequent annual reports on Form 20-F filed prior to the termination of this offering;

•

all subsequent current reports on Form 6-K furnished prior to the termination of this offering that we identify in such current reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common stock contained in our Registration Statement on Form 8-A/A filed on November 15, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its website. You may also request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.navigatorgas.com, or by writing or calling us at the following address:

Navigator Holdings Ltd.

c/o NGT Services (UK) Ltd.

10 Bressenden Place,

London, SW1E 5DH,

United Kingdom

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain certain forward-looking statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue,” “scheduled” or the negative of these terms or other comparable terminology. These forward-looking statements reflect management’s current views only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and the documents we incorporate by reference and are subject to a number of risks and uncertainties including, but not limited to:

•	future operating or financial results;

•	pending acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

•	fluctuations in currencies and interest rates;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•	our ability to continue to comply with all our debt covenants;

•

our financial condition and liquidity, including our ability to refinance our indebtedness as it matures or obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•	our expectations about the availability of vessels to purchase, or the useful lives of our vessels;

•	our continued ability to enter into long-term, fixed-rate time charters with our customers;

•

our vessels engaging in ship to ship transfers of liquified petroleum gas (“LPG”) or petrochemical cargoes which may ultimately be discharged in sanctioned areas or to sanctioned individuals without our knowledge;

•	the impact of the Russian invasion of Ukraine;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	global epidemics or other health crises such as the outbreak of COVID-19, including their impact on our business;

•	potential liability from future litigation;

•	our expectations relating to the payment of dividends;

•	our ability to maintain proper internal control over financial reporting and our disclosure controls and procedures;

•	our expectations regarding the financial success of the ethylene export marine terminal at Morgan’s Point, Texas (the “Ethylene Export Terminal”) and our related 50/50 joint venture (the “Export

Terminal Joint Venture”) and our expectations regarding the completion of construction and financing, and the financial success, of the capital project to expand the Ethylene Export Terminal (the “Expansion Project”).

•	our expectations regarding the financial success of our Navigator Greater Bay Joint Venture; and

•	other factors discussed herein and those listed in the reports and other documents that we file with the SEC.

Forward-looking statements in this prospectus are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in “Risk Factors” and those risks discussed in reports we file with the SEC. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

ABOUT NAVIGATOR HOLDINGS LTD.

Navigator Holdings Ltd. was formed in 1997 as an Isle of Man public limited company for the purpose of building and operating a fleet of five semi-refrigerated, ethylene-capable liquefied gas carriers. In March 2008, we redomiciled as a corporation in the Republic of the Marshall Islands and we maintain our principal executive offices at 10 Bressenden Place, London, SW1E 5DH, United Kingdom. Our telephone number at that address is +44 20 7340 4850. Our agent for service of process in the United States is CT Corporation System and its address is 28 Liberty Street, New York, New York 10005.

We are the owner and operator of 56 liquefied gas carriers, which includes the world’s largest fleet of handysize liquefied gas carriers. We also own a 50% share in our Ethylene Export Terminal at Morgan’s Point, Texas on the Houston Ship Channel through our Export Terminal Joint Venture.

Our shares of common stock are traded on the New York Stock Exchange under the ticker symbol “NVGS.”

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in “Item 3. Key Information—Risk Factors” in our 2022 Annual Report, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the selling shareholders under this prospectus and any prospectus supplement.

Pursuant to the Investor Rights Agreements between the selling shareholders and the Company, the selling shareholders will pay any fees, discounts and commissions, stock transfer taxes and fees and expenses incurred by them in connection with registering or disposing of the common stock registered hereby. We will bear all other fees and expenses incurred in effecting the registration of the common stock covered by this prospectus or in the filing of any amendments or supplements to the registration statement or this prospectus, all other expenses incident to the registration of the common stock and the fees and expenses of counsel to the selling shareholders (limited to one law firm for each selling shareholder).

CAPITALIZATION

The following table shows our cash, cash equivalents and restricted cash and capitalization as of March 31, 2023. You should read this table in conjunction with the historical financial statements and accompanying notes incorporated by reference into this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our report on Form 6-K for the three months ended March 31, 2023, which is incorporated by reference herein.

As of March 31, 2023
(In thousands, except share data)
Cash, cash equivalents and restricted cash	$190,863

Debt:
Secured term loan facilities and revolving credit facilities, net of deferred financing costs (including current portion)	$848,479
Operating lease liabilities (including current portion)	4,430
Senior unsecured bond, net of deferred financing costs	99,042
Amount due to related parties (including current portion)	47,031

Total debt	$998,982
Stockholders’ equity:
Common Stock—$0.01 par value per share; 400,000,000 shares authorized; 74,689,819 shares issued and outstanding	$747
Additional paid-in capital	$798,368
Accumulated other comprehensive loss	$(298)
Retained earnings	$354,700

Total Navigator Holdings Ltd. stockholders’ equity	$1,153,517
Non-controlling interest	$31,335

Total equity	$1,184,852

Total capitalization	$2,183,834

DESCRIPTION OF THE COMMON STOCK

Authorized Capitalization

As of March 31, 2023, our authorized share capital consisted of 400,000,000 shares of common stock, of which 74,689,819 shares were issued and outstanding and 40,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. All of our shares are in registered form.

Common Stock

The following contains a description of our common stock, as well as certain related additional information. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Second Amended and Restated Bylaws and Amended and Restated Articles of Incorporation, which we refer to as our “bylaws” and our “articles of incorporation,” respectively, and to the other agreements described herein. Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the “BCA.”

Each outstanding share of common stock generally entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably (on a per share basis) all dividends, if any, declared by our board of directors out of funds legally available for dividends. We do not anticipate declaring or paying any cash dividends to holders of our common stock in the near term. We may, however, adopt in the future a policy to make cash dividends. Our future dividend policy is within the discretion of our board of directors. Agreements governing our indebtedness impose restrictions on us, including, among other things, limiting our ability to pay dividends out of operating revenues generated by the vessels securing such indebtedness, redeem any shares or make any other payment to our equity holders, if there is a default under such agreements.

Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to ratably (on a per share basis) receive the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any preferred stock which we may issue in the future.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

Certain provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the common stock held by shareholders.

Election and Removal of Directors; Vacancies

Subject to the rights of the holders of any series of preferred shares in us, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the shareholders entitled to vote in the election. Our articles of incorporation provide that, subject to any rights of holders of preferred shares, directors will be elected at each annual meeting of shareholders to serve until the next annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. Our articles of incorporation provide that, subject to any rights of holders of preferred shares, no director may be removed except both for cause and with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares entitled to vote in the election of directors.

Subject to the following sentence, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of shares or series thereof are expressly entitled by our by articles of incorporation to fill) shall be filled by, and only by, a vote of not less than the majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

On December 22, 2020, in connection with the acquisition by BW Group of WL Ross & Co.’s approximately 39.1% equity interest in us, we entered into an Investor Rights Agreement with BW Group, (the “BW Group Investor Rights Agreement”), which provides BW Group with the right to designate two members of the board of directors of Navigator (provided that BW Group maintains certain ownership levels) and with certain registration rights and informational rights.

On August 4, 2021, in connection with the acquisition of the fleet and businesses of Ultragas ApS (the “Ultragas Transaction”), we entered into an Investor Rights Agreement with Ultranav International S.A. and Ultranav Denmark ApS (the “Ultranav Investor Rights Agreement”), which provides Ultranav with the right to designate two members of the board of directors of Navigator (provided that Ultranav maintains certain ownership levels) and with certain registration rights and informational rights. In connection with the Ultragas Transaction, Navigator also amended and restated the BW Group Investor Rights Agreement to conform the terms of such agreement with the Ultranav Investor Rights Agreement.

Notwithstanding the foregoing, in the event that the holders of any class or series of preferred shares shall be entitled, voting separately as a class, to elect any of our directors, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number otherwise fixed pursuant to resolution of our board of directors. Notwithstanding the foregoing, except as otherwise provided in the terms of such class or series, (i) the term of the directors elected by such holders voting separately as a class shall expire at the next annual meeting of shareholders and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of us entitled to vote separately as a class in an election of such directors.

No Cumulative Voting

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our articles of incorporation provides otherwise. Our articles of incorporation do not provide for cumulative voting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that, with a few exceptions, shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called only by our board of directors.

Amendments to Our Bylaws

Our articles of incorporation and bylaws grant our board of directors the authority to amend and repeal our bylaws without a shareholder vote in any manner not inconsistent with the laws of the Republic of the Marshall Islands.

“Blank Check” Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series. Our board of directors may issue preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or the sale or exchange of all or substantially all of our assets not made in the usual and regular course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company’s shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares or a beneficial interest therein both at the time the derivative action is commenced and at the time of the transaction to which the action relates or that their shares devolved upon them by operation of law, among other requirements set forth in the BCA.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our articles of incorporation include a provision that eliminates the personal liability of directors and officers for monetary damages for actions taken as a director or officer to the fullest extent permitted by law.

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent

The registrar and transfer agent for the common stock is the American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “NVGS.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of owning and disposing of our common stock. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, and administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of owning or disposing of our common stock to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Navigator Holdings Ltd. The following discussion applies only to beneficial owners of our common stock that own shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes) and is not intended to be applicable to categories of potential investors that are subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	tax-exempt organizations;

•	retirement plans or individual retirement accounts;

•	former citizens or long-term residents of the United States;

•	United States persons that own, actually or constructively, 10% or more (by vote or value) of our outstanding stock;

•	persons that hold their common stock as part of a straddle, conversion, constructive sale or integrated transaction for U.S. federal income tax purposes;

•	partnerships or other pass-through entities or arrangements and their owners; or

•	persons who have a functional currency other than the U.S. dollar.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering an investment in our common stock, we encourage you to consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership and disposition of our common stock

No ruling has been or will be requested from the United States Internal Revenue Service (the “IRS”) regarding any matter affecting us or our shareholders. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This discussion does not contain information regarding any U.S. state or local taxes, any U.S. federal taxes other than U.S. federal income taxes, the alternative minimum tax, or any non-U.S. taxes concerning the ownership or disposition of our common stock.

THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE IMPORTANT TO A PARTICULAR SHAREHOLDER IN LIGHT OF SUCH SHAREHOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, EACH PROSPECTIVE SHAREHOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK.

Status as a Corporation

We are treated as a corporation for U.S. federal income tax purposes. As a result, neither U.S. Holders nor Non-U.S. Holders will be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of shares as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes);

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or its political subdivisions;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common stock generally will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividend received deduction with respect to distributions they receive from us. Dividends received with respect to our common stock generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common stock by a U.S. Holder that is an individual, trust or estate, or a “U.S. Individual Holder,” generally will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential tax rates, provided that: (i) our common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common stock is listed); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned the common stock for more than 60 days during the 121-day period beginning 60 days before the date on which the common stock become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Because of the uncertainty of these matters, including whether we are or will be a PFIC, there is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common stock that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common stock that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a share of our common stock that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such share. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on shares of our common stock that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of shares of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such shares. The U.S. Holder’s initial tax basis in its common stock generally will be the U.S. Holder’s purchase price for the shares of common stock and that tax basis will be reduced (but not below zero) by the amount of any distributions on the shares that are treated as non-taxable returns of capital (as discussed above under “—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our common stock, either:

•

at least 75% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (for example, dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned or treated as earned (for U.S. federal income tax purposes) by us in connection with the performance of services should not constitute passive income for PFIC purposes. By contrast, rental income generally would constitute passive income unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected method of operation we believe that we were not a PFIC for the 2022 taxable year, and we expect that we will not be treated as a PFIC for the current or any future taxable year. We believe that more than 25% of our gross income for each such taxable year was or will be non-passive income, and more than 50% of the average value of our assets for each such taxable year was or will be held for the production of such non-passive income. This belief is based on certain valuations and projections regarding our assets, income and charters, and its validity is conditioned on the accuracy of such valuations and projections. While we believe such valuations and projections to be accurate, the shipping market is volatile and no assurance can be given that our assumptions and conclusions will continue to be accurate at any time in the future.

Moreover, there are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a provision of the Code relating to foreign sales corporations.

In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of the case were extended to the PFIC context, the gross income we derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. In published guidance, the IRS stated that it disagreed with the holding in Tidewater and specified that time charters similar to those at issue in this case should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated by our time-chartering operations, and it is possible that the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure shareholders that the nature of our operations will not change in the future, notwithstanding our present expectations, and that we will not become a PFIC in any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below generally will not be available with respect to shares of a PFIC subsidiary. In addition, if a U.S. Holder owns our common stock during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

A U.S. Holder that makes a timely QEF election (an “Electing Holder”) must report for U.S. federal income tax purposes such Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within their taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in its shares of our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in its shares of common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we expect to provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to PFIC subsidiaries, in the event we are treated as a PFIC for any taxable year and acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our common stock was treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a mark-to-market election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If a mark-to-market election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s shares of common stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in its shares of common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in its shares over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income by the U.S. Holder as a result of the mark-to-market election. A U.S. Holder’s tax basis in its shares of common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (a “Non-Electing Holder”) would be subject to special rules resulting in increased liability with respect to (i) any excess distribution (that is, the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the shares) and (ii) any gain realized on the sale, exchange or other disposition of the shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such year.

If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual, dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to the common stock.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests in a corporation. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Shareholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common stock.

U.S. Federal Income Taxation of Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. Holder.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S.

trade or business, our distributions will be subject to U.S. federal income tax, generally in the same manner as a U.S. Holder, to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. In addition, the after-tax earnings and profits attributable to effectively connected dividends of a Non-U.S. Holder that is treated as a corporation generally will be subject to U.S. branch profits tax at a rate of 30% (or lower rate pursuant to an applicable income tax treaty), subject to certain adjustments. However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from U.S. taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder.

Disposition of Shares

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common stock provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax, generally in the same manner as a U.S. Holder, in the event the gain from the disposition of shares is effectively connected with the conduct of such U.S. trade or business. In addition, the after-tax earnings and profits attributable to effectively connected gain of a Non-U.S. Holder that is treated as a corporation generally will be subject to U.S. branch profits tax at a rate of 30% (or lower rate pursuant to an applicable income tax treaty), subject to certain adjustments. Gain derived by a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from U.S. taxation under an income tax treaty if such gain is not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder. However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common stock if they are present in the United States for 183 days or more during the taxable year in which those shares are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common stock will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be reported on their U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by certain financial institutions) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Our shareholders should consult their tax advisors regarding their reporting obligations, if any, that would result from their purchase, ownership or disposition of our common stock.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Navigator Holdings Ltd.

Republic of the Marshall Islands Tax Consequences

The following is the opinion of Watson, Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable only to persons who are not citizens of and do not reside in, maintain offices in or carry on business or conduct transactions in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and assuming we continue not to carry on business or conduct transactions in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Republic of the Marshall Islands law you will not be subject to Republic of the Marshall Islands taxation or withholding on dividends we make to you as a shareholder. In addition, you will not be subject to Republic of the Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common stock.

EACH PROSPECTIVE SHAREHOLDER IS URGED TO CONSULT THEIR OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF SHARE OWNERSHIP IN THEIR PARTICULAR CIRCUMSTANCES. FURTHER, IT IS THE RESPONSIBILITY OF EACH SHAREHOLDER TO FILE ALL STATE, LOCAL AND NON-U.S., AS WELL AS U.S. FEDERAL INCOME TAX RETURNS, WHICH THE SHAREHOLDER IS REQUIRED TO FILE.

PLAN OF DISTRIBUTION

We are registering an aggregate of 42,558,858 shares of our common stock to permit the selling shareholders named herein to resell or otherwise dispose of the common stock in the manner contemplated in this section. We will not receive any of the proceeds from the sale of common stock in this offering. Under the BW Group Investor Rights Agreement and the Ultranav Investor Rights Agreement (together, the “Investor Rights Agreements”), the selling shareholders will pay any fees, discounts and commissions, stock transfer taxes and fees and expenses incurred by them in connection with registering or disposing of the common stock registered hereby. We will bear all other fees and expenses incurred in effecting the registration of the common stock covered by this prospectus or in the filing of any amendments or supplements to the registration statement or this prospectus, all other expenses incident to the registration of the common stock and the fees and expenses of counsel to the selling shareholders (limited to one law firm for each selling shareholder). Pursuant to the Investor Rights Agreements, we agreed to file with the SEC a registration statement on Form F-3 covering the resale from time to time of the shares of common stock owned by the selling shareholders.

The securities beneficially owned by the selling shareholders covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes the selling shareholders listed in the table below and their respective successors and permitted assigns. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The aggregate proceeds to the selling shareholders from the sale of common stock offered by it will be the purchase price of the shares less discounts or commissions, if any. Each selling shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling shareholders and any of their successors and permitted assigns may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The selling shareholders may use one or more of the following methods when disposing of the common stock:

•	into an existing market for the securities;

•	privately negotiated transactions;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a selling shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	underwritten transactions;

•	short sales, whether through a broker-dealer or otherwise;

•	to or through broker-dealers;

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the foregoing; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers, underwriters and other agents may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved but any such discounts or commissions might be in excess of those customary in the types of transactions involved.

Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act will be filed, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares of common stock involved, (iii) the price at which such common stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, if applicable, and (vi) other facts material to the transaction.

In connection with the sale of the common stock, the selling shareholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties, which may in turn engage in short sales in the course of hedging the positions they assume. The selling shareholders may also sell common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers or other third parties that in turn may sell these securities. The selling shareholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties or create one or more derivative securities which require the delivery to such broker-dealer, other financial institution and other third parties of common stock offered by this prospectus, which common stock such broker-dealer or other financial institution or third party may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction if required), including in short sale transactions. Third parties may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle sales or to close out any related open borrowings of securities, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of securities.

The selling shareholders and any broker-dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (“FINRA”), or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

There can be no assurance that any selling shareholders will sell any or all of the common stock registered pursuant to the registration statement, of which this prospectus forms a part.

We have advised the selling shareholders that they are required to comply with Regulation M promulgated under the Exchange Act, during such time as it may be engaged in a distribution of the common stock. The foregoing may affect the marketability of common stock. The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed with the selling shareholders under the Investor Rights Agreements to use our commercially reasonable efforts to ensure that the common stock constituting registrable securities under the Investor Rights Agreement are registered for sale under the Securities Act as contemplated by the Investor Rights Agreement. Such obligations shall cease and terminate, with respect to such registrable securities, upon the earlier to occur of (a) such time such registrable securities have been resold pursuant to a registration statement or Rule 144 under the Securities Act (or any similar provisions then in force), or (b) such time that all such registrable securities are freely transferable without limitation and without restrictions or conditions.

SELLING SHAREHOLDERS

The table below sets forth, as of June 28, 2023, the name of the selling shareholders for which we are registering shares of common stock for resale to the public and the aggregate principal amount that the selling shareholders may offer pursuant to this prospectus. When we refer to the “selling shareholders” in this prospectus, we mean the persons listed in the tables below, and their successors and permitted assigns.

The following table sets forth information relating to the selling shareholders as of June 28, 2023 based on information supplied to us by the selling shareholders on or prior to that date. We have not sought to verify such information. Information concerning the selling shareholders may change over time. The selling shareholders may hold or acquire at any time common stock in addition to those offered by this prospectus and may have acquired additional shares of common stock since the date on which the information reflected herein was provided to us. In addition, the selling shareholders may have sold, transferred or otherwise disposed of some or all of their common stock since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their shares of common stock in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

	Common Stock Owned Prior To Offering			Common Stock Owned After Offering
Selling Shareholder	Shares of Common Stock	Percentage(1)	Shares of Common Stock Being Offered	Shares of Common Stock(2)	Percentage(1)
BW Group(3)	21,886,254	29.8%	21,886,254	0	0%
Ultranav International ApS(4)	20,672,604	28.1%	20,672,604	0	0%

(1)	The percentage beneficial ownership of Navigator is based on 73,502,021 shares of common stock issued and outstanding as of June 28, 2023.
(2)

Assumes the sale of all shares of common stock held by the selling shareholders offered by this prospectus. We cannot advise you as to whether the selling shareholders will in fact sell any or all of such securities. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

(3)

Represents 21,886,254 shares of common stock held directly by BW Group. The address of BW Group is c/o Inchona Services Limited, Washington Mall Phase 2, 4th Floor, Suite 400, 22 Church Street, HM 1189, Hamilton HMEX, Bermuda.

(4)	Represents 20,672,604 shares of common stock held directly by Ultranav International ApS. The address of Ultranav International ApS is Smakkedalen 6, 2820 Gentofte, Denmark.

Selling shareholder information for each additional selling shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling shareholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each selling shareholder and the number of shares of common stock registered on its behalf. A selling shareholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us, our directors or officers or our subsidiaries or to realize against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. We have appointed CT Corporation System, 28 Liberty Street, New York, New York 10005, as our agent to accept service of process on our behalf in the United States.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker Botts L.L.P., New York, New York. The validity of the common stock being offered hereby and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The audited financial statements of Navigator Holdings Ltd. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 incorporated by reference in this prospectus, except as they relate to Enterprise Navigator Ethylene Terminal LLC, and the effectiveness of internal control over financial reporting as of December 31, 2022 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements, except as they relate to Enterprise Navigator Ethylene Terminal LLC, and management’s assessment of the effectiveness of internal control over financial reporting have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Enterprise Navigator Ethylene Terminal LLC, as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, not separately incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference. The audited financial statements of Navigator Holdings Ltd., to the extent they relate to Enterprise Navigator Ethylene Terminal LLC, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets of Navigator Holdings Ltd as of December 31, 2020, the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2020, and the related notes appearing in Navigator Holdings Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. The financial statements of Enterprise Navigator Ethylene Terminal LLC (an equity method investee of Navigator Holdings not presented separately herein) for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, as stated in their report incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee		$58,508
New York Stock Exchange listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving costs		*
Transfer agent fees and other		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

The articles of incorporation of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant as follows:

The Registrant shall indemnify, to the fullest extent now or hereafter permitted or required by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that the person is or was or has agreed to become a director or officer of the Registrant, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Registrant to procure judgment in its favor by reason of the fact that the person is or was or has agreed to become a director or officer of the Registrant, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action, suit or proceeding, if he or she was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 60 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands provides as follows with respect to the indemnification of directors and officers:

Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9.	Exhibits.

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation of Navigator Holdings Ltd. (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form F-1 (File No. 333-191784), filed on November 6, 2013).

3.2	Second Amended and Restated Bylaws of Navigator Holdings Ltd. (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form F-1 (File No. 333-191784), filed on November 4, 2013).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.5 to the registrant’s Registration Statement on Form F-1 (File No. 333-191784), filed on November 15, 2013).

4.2	Amended and Restated Investor Rights Agreement, dated August 4, 2021 among Navigator Holdings Ltd. and BW Group Limited (incorporated by reference to Exhibit 4.2 to the registrant’s Report on Form 6-K (File No. 001-36202), filed on August 4, 2021).

4.3	Investor Rights Agreement, dated August 4, 2021, among Navigator Holdings Ltd., Ultranav International S.A. and Ultranav Denmark ApS. (incorporated by reference to Exhibit 4.3 to the registrant’s Report on Form 6-K (File No. 001-36202), filed on August 4, 2021).

5.1*	Opinion of Watson Farley & Williams LLP as to the legality of the common stock being registered hereby

8.1*	Opinion of Baker Botts L.L.P. relating to tax matters

8.2*	Opinion of Watson Farley & Williams LLP relating to tax matters

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Deloitte & Touche LLP

23.4*	Consent of Watson Farley & Williams LLP (contained in Exhibit 5.1 and 8.2)

23.5*	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

107*	Calculation of Filing Fee Tables

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a Report on Form 6-K of the registrant that is incorporated by reference into this registration statement.

Item 10.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however , that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1) (i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8.	The undersigned registrant hereby undertakes that:

a.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 28 day of June 2023.

NAVIGATOR HOLDINGS LIMITED

By:	/s/ Mads Peter Zacho
Name:	Mads Peter Zacho
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Niall Nolan and John Reay as their true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mads Peter Zacho Mads Peter Zacho	Chief Executive Officer (Principal Executive Officer	June 28, 2023

/s/ Niall Nolan Niall Nolan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 28, 2023

/s/ Dag von Appen Dag von Appen	Director and Non-executive Chairman of the Board	June 28, 2023

/s/ Yngvil Asheim Yngvil Asheim	Director	June 28, 2023

/s/ Dr. Heiko Fischer Dr. Heiko Fischer	Director	June 28, 2023

/s/ David Kenwright David Kenwright	Director	June 28, 2023

/s/ Dr. Anita Odedra Dr. Anita Odedra	Director	June 28, 2023

/s/ Peter Stokes Peter Stokes	Director	June 28, 2023

/s/ Florian Weidinger Florian Weidinger	Director	June 28, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Navigator Holdings Ltd. in the United States, has signed this registration statement in the City of Newark, State of Delaware, on the 28 day of June, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director